                                                                    Exhibit 23.1

The Board of Directors
BiznessOnline.com, Inc.

We consent to incorporation by reference in the registration statement (No. 333-73067) on Form SB-2 and the registration statement (No. 333-89167) on Form S-8 of BiznessOnline.com, Inc. and subsidiaries of our report dated March 20, 2002, relating to the consolidated balance sheets of BiznessOnline.com, Inc. and subsidiaries, as of December 31, 2001 and 2000 and the related consolidated statements of operations, stockholders' (deficit) equity, and cash flows for each of the years in the three year period ended December 31, 2001, which report appears in the December 31, 2001 Annual Report on Form 10-K of BiznessOnline.com, Inc. and subsidiaries.

The audit report on the consolidated financial statements of BiznessOnline.com and subsidiaries referred to above contains an explanatory paragraph that states that the company's recurring losses from operations, negative cash flows and net capital deficiency raise substantial doubt about the Company's ability to continue as a going concern. The consolidated financial statements included in the annual Report on Form 10-K do not include any adjustments that might result from the outcome of this uncertainty.

KPMG LLP

/s/ KPMG LLP

Providence, Rhode Island
April 12, 2002